Ex. 11

DECHERT LLP
1900 K Street, N.W.
Washington, D.C.  20006
(202) 261-3300

April 24, 2023

The Board of Trustees of Brown Advisory Funds
901 South Bond Street, Suite 400
Baltimore, Maryland 21231

Ladies and Gentlemen:

We have acted as counsel to the Brown Advisory Funds, a Delaware statutory trust (the “Trust”), on behalf of its separate investment series the Brown Advisory Sustainable Bond Fund (the “Acquiring Fund”), in connection with the acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Brown Advisory Total Return Fund, another separate investment series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund (the “Reorganization”).  The authorized shares of beneficial interest of the Acquiring Fund intended to be issued in connection with the Reorganization are hereinafter referred to as the “Shares”, and you have requested our legal opinion regarding certain matters with respect to the Shares.

In connection therewith, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Declaration of Trust of the Trust as currently in effect; (ii) the By-Laws of the Trust as currently in effect; (iii) a copy of the form of the Registration Statement on Form N-14 of the Trust to be filed with the U.S. Securities and Exchange Commission with respect to the Reorganization (the “Registration Statement”); (iv) pertinent provisions of the laws of the State of Delaware; (v) a certificate issued by the Secretary of the State of Delaware dated as of the date hereof with respect to the Trust, and (vi) such other documents as we have deemed relevant for purposes of rendering our opinion.

We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy of all certificates of public officials.

Based on such examination, we are of the opinion that the Shares to be offered for sale by the Trust with respect to the Acquiring Fund, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the prospectus discussion of this opinion, the reproduction of this opinion as an exhibit to the Registration Statement on Form N-14 and any amendment thereto for use in connection with the Reorganization referred to above and to the reference to our firm and this opinion in the Information Statement/Prospectus included in the Registration Statement.

Very truly yours,

/s/ Dechert LLP

Dechert